Exhibit 99.1

Enerpac Tool Group Announces Chief Financial Officer Transition

MILWAUKEE--(BUSINESS WIRE)--February 8, 2024--Enerpac Tool Group Corp. (NYSE: EPAC) (the “Company” or “Enerpac”) today announced that Anthony Colucci is stepping down as Executive Vice President and Chief Financial Officer to assume an executive role at a private equity firm. He will remain as CFO through March 1, 2024, to assist with the transition.

The Company has initiated a comprehensive search to identify Enerpac’s next CFO and has retained a leading executive search firm to assist with the process. In the interim, P. Shannon Burns has been appointed as Interim Principal Financial Officer and Patrick Dawson has been appointed as Interim Principal Accounting Officer.

Paul Sternlieb, President and CEO of Enerpac Tool Group, said, “Since joining Enerpac, Tony has been a valued partner in the successful implementation of our ASCEND transformation program, which reached the expected benefits a year ahead of plan and has enabled us to create a far more efficient, productive, and profitable enterprise. On behalf of the Enerpac Board and management team, I want to thank Tony for his contributions and wish him all the best in his new position.”

Mr. Colucci added, “I am very proud of what we have accomplished in terms of Enerpac’s significant operational and financial improvements, as well as the talented team we have built. I believe Enerpac is well positioned for the future, and I wish the team continued success as they execute on the exciting growth strategy.”

P. Shannon Burns is a seasoned finance executive who joined Enerpac in November 2022 as the Head of the Business Decision Support Office. Prior to joining Enerpac, Mr. Burns served in financial leadership roles at Harley-Davidson, Inc., including three years as Head of Investor Relations. He has also held positions at Molson Coors, Ernst & Young, and Ameriprise. Mr. Burns holds a Bachelor’s degree in Accounting from the University of Wisconsin-Oshkosh and is a graduate of Marquette University’s Executive MBA program.

Patrick Dawson started his career with Enerpac in November 2022 as the Corporate Controller. Prior to joining Enerpac, he held positions as the Director of Accounting at INNIO Waukesha and as Corporate Controller at Epic Systems Corporation. Mr. Dawson began his career in public accounting with Deloitte. He holds a Bachelor of Business Administration in Accounting and a Masters of Accountancy from the University of Wisconsin-Madison. Mr. Dawson is a licensed CPA in the state of Wisconsin.

Mr. Colucci’s decision does not reflect any disagreement with, or the existence of any irregularities in the Company’s operations, policies, accounting principles, practices, financial statements or disclosures.

About Enerpac Tool Group

Enerpac Tool Group Corp. is a premier industrial tools, services, technology, and solutions provider serving a broad and diverse set of customers and end markets for mission-critical applications in more than 100 countries. The Company makes complex, often hazardous jobs possible safely and efficiently. Enerpac Tool Group’s businesses are global leaders in high pressure hydraulic tools, controlled force products, and solutions for precise positioning of heavy loads that help customers safely and reliably tackle some of the most challenging jobs around the world. The Company was founded in 1910 and is headquartered in Menomonee Falls, Wisconsin. Enerpac Tool Group common stock trades on the NYSE under the symbol EPAC. For further information on Enerpac Tool Group and its businesses, visit the Company's website at www.enerpactoolgroup.com.

Contacts

Travis Williams
Director of Investor Relations
travis.williams@enerpac.com
262-291-1913